Exhibit 99.2

Important Notice Regarding the Availability of Materials

Alliance Data Systems Corporation

You are receiving this communication because you hold securities in Alliance Data Systems Corporation (“ADS”). ADS has released informational materials regarding the spin-off of Loyalty Ventures Inc. (“Loyalty Ventures”) and its consolidated subsidiaries from ADS that are now available for your review. This notice provides instructions on how to access ADS materials for informational purposes only.

Alliance Data Systems Corporation 7500 Dallas Parkway, Suite 700 Plano, Texas 75024	To effect the spin-off, ADS will distribute on a pro rata basis to its stockholders 81% of the issued and outstanding shares of Loyalty Ventures common stock held by it. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that Loyalty Ventures has prepared in connection with the spin-off, Loyalty Ventures will be an independent, publicly traded company. Loyalty Ventures is not soliciting proxy or consent authority in connection with the spin-off.

The materials consist of the Information Statement, plus any supplements, that Loyalty Ventures has prepared in connection with the spin-off. You may view the materials online at [investor relations website] and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

How to Access the Materials

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT

How to View Online:

CONTROL NO.

Visit: [proxy website]

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: [investor relations website]

2) BY TELEPHONE: [--]

3) BY E-MAIL*: [--]

* If requesting materials by e-mail, please send a blank e-mail with the 12-digit control number located in the shaded gray box above in the subject line. No other requests should be included within the e-mail.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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